Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No 333-130948) and related Prospectus of Liberty Property Trust for the registration of 2,500,000 of its common shares of beneficial interest and to the incorporation by reference therein of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedule of Liberty Property Trust, Liberty Property Trust management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Liberty Property Trust, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
March 10, 2006